Exhibit 99.1

SERVICE BANCORP, INC. 81 Main Street Medway, MA 02053	For Immediate Release

Contact:

Mark L. Abbate

EVP & Chief Financial Officer

(888) 578-7282

Service Bancorp, Inc. Reports Results for the Quarter and Year Ended June 30, 2008

Medway, MA, July 31, 2008 – Service Bancorp, Inc. (OTC Bulletin Board: SERC), the bank holding company for Strata Bank, announced a net loss for the quarter ended June 30, 2008 of $2.5 million, or $1.52 per diluted share, compared with net income of $260,000, or $0.16 per diluted share, for the same quarter a year ago. The net loss for the year ended June 30, 2008 was $2.6 million, or $1.61 per diluted share, compared with net income for last year of $1.2 million, or $0.75 per diluted share.

Pamela J. Montpelier, Chief Executive Officer and President of Service Bancorp, Inc. and Strata Bank, stated: “Our net loss for the fourth quarter and the year primarily resulted from losses incurred on commercial loans on residential construction projects, including two loans with total charge-offs of $3.4 million for those periods. One of these loans, a substantially uncompleted residential construction project, was recently sold with a resulting charge-off of $2.8 million. In that case, and after our assessment of the project, we determined that the additional expense and uncertainty of acquiring and completing the property would not be prudent. Our remaining commercial construction loan portfolio following these transactions is $17.6 million, or 5.3% of total loans as of our year end. We remain diligent in reducing the number of non-performing loans and monitoring our commercial lending portfolio as many commercial customers are faced with economic challenges such as the real estate market.”

The provision for loan losses was $3.9 million for the quarter ended June 30, 2008, which was $3.8 million higher than the $105,000 recorded for the same quarter last year. Net charge-offs totaled $3.9 million for the quarter ended June 30, 2008, including $3.5 million related to commercial real estate and construction loans and $399,000 related to other commercial and small business loans. For the year ended June 30, 2008, the provision for loan losses was $5.0 million, which was $4.4 million higher than the $643,000 recorded last year. Net charge-offs totaled $4.8 million for the year ended June 30, 2008, including $3.5 million related to commercial real estate and construction loans and $1.3 million related to other commercial and small business loans. The allowance for loan losses totaled $3.3 million at June 30, 2008, and represented 1.00% of loans outstanding compared with 0.94% of loans outstanding at June 30, 2007. These loan loss provisions were based primarily on management’s assessment of several key factors, including internal loan review classifications reflecting commercial loan relationships deemed by the Company to be impaired, historical loss experience, changes in portfolio size and composition, and current economic conditions.

For the quarter ended June 30, 2008, net interest income increased $141,000, or 5.2%, to $2.8 million from $2.7 million for the same quarter last year, primarily due to a decrease of 61 basis points in the cost of interest-bearing liabilities to 3.37%, partially offset by a decrease of 40 basis points in the yield on interest-earning assets to 5.87% and a $2.2 million decrease in net average interest-earning assets to $45.9 million. The net interest rate spread and net interest margin were 2.50% and 2.89%, respectively, for the quarter ended June 30, 2008, compared to 2.29% and 2.78%, respectively, for the same quarter last year. For the year ended June 30, 2008, net interest income decreased $267,000, or 2.4%, to $10.7 million from $11.0 million for the same period last year, primarily due to a decrease of 21 basis points in the yield on interest-earning assets to 6.05% and a $2.2 million decrease in net average interest-earning assets to $45.5 million, partially offset by a decrease of 16 basis points in the cost of interest-bearing liabilities to 3.72%. The net interest rate spread and net interest margin were 2.33% and 2.75%, respectively, for the year ended June 30, 2008, compared to 2.38% and 2.86%, respectively, for last year. Also contributing to the decrease in net interest income for the year ended June 30, 2008 as compared to the same periods last year were a decline in average core deposits of $7.9 million, which were replaced with higher cost certificates of deposit and borrowings, and the higher levels of non-performing loans.

Non-interest income decreased $146,000, or 25.0%, to $439,000 for the quarter ended June 30, 2008 from $585,000 for the same quarter last year, primarily due to lower gains from sales of investment securities. For the year ended June 30, 2008, non-interest income increased $32,000, or 1.5%, to $2.1 million from last year. Non-interest income in the current year periods reflected higher customer service fee income, lower gains from mortgage banking activities as a result of reduced residential loan sales, and lower gains from sales of investment securities than the same periods last year. The Company, through its residential loan origination division, the Strata Mortgage Center, sold $6.1 million in residential real estate loans in the secondary market during the year ended June 30, 2008. By comparison, the Company sold $20.7 million in the secondary market during the year ended June 30, 2007.

Total non-interest expense for the quarter ended June 30, 2008 increased $374,000, or 13.0%, to $3.2 million compared to the same quarter last year, primarily due to increases in salaries and benefits expenses of $247,000, technology costs of $59,000, professional fees of $30,000 and other operating expenses of $148,000, partially offset by a decrease in occupancy and equipment expenses of

$110,000. For the year ended June 30, 2008, non-interest expense increased $1.4 million, or 13.1%, to $12.1 million from last year, primarily due to increases in salaries and benefits expenses of $257,000, occupancy and equipment expenses of $259,000, technology costs of $289,000, professional fees of $207,000 and other operating expenses of $395,000. The increases in salaries and benefits expenses were primarily due to increased staffing levels. The increase for the year in occupancy and equipment expenses was the result of the consolidation of the executive and operations center to a central location within the Company’s market area during the last quarter of fiscal year 2007. The increases in technology costs are primarily related to increased data processing and computer software costs that support the Company’s growth in operations. And the increases in professional fees and other operating expenses were due in large part to expenses associated with problem loans and foreclosed properties.

Total non-performing assets as a percentage of total assets were 2.28% at June 30, 2008, 2.89% at March 31, 2008 and 1.23% at June 30, 2007. Non-performing loans totaled $5.6 million at June 30, 2008, a decrease of $5.4 million, or 49.1%, from $10.9 million at March 31, 2008, and an increase of $799,000, or 16.7%, from $4.8 million at June 30, 2007. Non-performing loans at June 30, 2008 were comprised of eight commercial real estate loan relationships totaling $4.6 million, four commercial business loan relationships totaling $997,000 and one residential loan for $223,000. All of these loans were added to non-accrual status since June 30, 2007, with three commercial real estate loans totaling $1.9 million added since March 31, 2008.

Other real estate owned (OREO) totaled $3.7 million at June 30, 2008, representing an increase of $2.6 million from March 31, 2008 and $3.4 million from $306,000 at June 30, 2007. OREO at June 30, 2008 was comprised of three commercial real estate properties that were acquired through foreclosure since June 30, 2007, including two properties totaling $2.8 million acquired since March 31, 2008.

The Company’s total assets were $415.1 million as of June 30, 2008, compared with $415.0 million as of June 30, 2007, an increase of $17,000, or less than 0.1%. Total loans, net of the allowance for loan losses, decreased $2.5 million, or 0.8%, since June 30, 2007 to $327.5 million. Total residential real estate loans increased by $19.4 million, or 12.6%, to $173.5 million at June 30, 2008. Commercial loans, comprised of commercial real estate, construction and commercial business loans, decreased $20.9 million, or 13.6%, since June 30, 2007 to $132.6 million. Home equity and consumer loans decreased $851,000, or 3.5%, since June 30, 2007 to $23.8 million.

Investment securities, which consist primarily of government sponsored enterprise bonds, mortgage-backed securities, and corporate bonds decreased $1.7 million, or 2.8%, since June 30, 2007 to $58.0 million at June 30, 2008 due to securities sales and maturities during the period and an increase in unrealized losses on securities available for sale due to unfavorable changes in the market prices for corporate debt and equity securities, partially offset by net purchases since June 30, 2007. Management concluded that no securities in the Company’s portfolio were considered to be other than temporarily impaired as of June 30, 2008.

Total deposits were $260.8 million, a decrease of $13.4 million, or 4.9%, since June 30, 2007. Core deposits, or non-certificate deposits, decreased $11.8 million, or 8.5%. The largest decrease of $9.8 million was in certain NOW accounts used by attorneys in connection with residential loan closings. These deposits typically fluctuate with the volume of residential loan closings in our market area. Certificates of deposit increased $12.4 million, or 10.2%, while higher cost brokered certificates of deposit were reduced $14.0 million since June 30, 2007. Borrowings, primarily Federal Home Loan Bank advances, increased $15.7 million, or 14.3%, as an alternative funding source to core deposits in the period since June 30, 2007.

Stockholders’ equity decreased to $25.8 million, or $15.62 book value per share, at June 30, 2008 from $29.3 million, or $17.84 book value per share, at June 30, 2007. The Company’s ratio of stockholders’ equity to total assets at June 30, 2008 was 6.22%, which together with other capital measures qualifies the Company as “well-capitalized” under applicable bank regulatory guidelines. The comparative ratio at June 30, 2007 was 7.06%. The decrease in the ratio was primarily due to the net loss for the year of $2.6 million and a net decrease of $939,000 in accumulated other comprehensive loss due to unfavorable changes in the market prices for corporate bonds and equity securities since June 30, 2007.

At June 30, 2008, the Bank also continued to exceed all regulatory capital requirements necessary to qualify as “well capitalized,” having Tier 1 capital of $27.8 million and a Tier 1 capital to average assets ratio of 6.65%, which was above the required level of $20.9 million or 5.0%. The Bank’s Tier 1 capital to risk-weighted assets ratio was 9.01%, which was above the required level of $18.5 million or 6.0%. In addition, with total capital of $31.1 million, the Bank’s total capital to risk-weighted assets ratio was 10.08%, which was above the required level of $30.9 million, or 10.0%. The FDIC may, however, impose higher leverage and risk-based capital requirements on the Bank when circumstances warrant.

Service Bancorp, Inc. is the bank holding company of Strata Bank, a Massachusetts-chartered savings bank. Strata Bank serves the communities centrally located between Boston, MA, Worcester, MA and Providence, RI.

Established in 1871, Strata Bank has assets in excess of $415 million and operates eight full service offices in Bellingham, Franklin, Hopkinton, Medfield, Medway, Milford and Millis. Strata Bank is an FDIC and DIF insured institution. Strata’s team of professionals works collectively to provide the ultimate customer experience through unmatched service, competitive rates and visible presence in the communities it serves. For more information, visit www.stratabank.com.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believe”, “anticipates”, “plans”, “expects” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the Company’s actual results to differ materially from those contemplated by such forward-looking statements. These important factors include, without limitation, the Company’s continued ability to originate quality loans, fluctuation in interest rates, real estate conditions in the Company’s lending areas, changes in the securities or financial markets, changes in loan delinquency and charge-off rates, general and local economic conditions, the Company’s continued ability to attract and retain deposits, the Company’s ability to control costs, new accounting pronouncements, and changing regulatory requirements. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

SERVICE BANCORP, INC.

Condensed Financial Information (unaudited)

(Dollars in thousands, except per share amounts)

	June 30, 2008	March 31, 2008	June 30, 2007
Consolidated Balance Sheet Data:
Total assets	$415,076	$417,573	$415,059
Total loans, net of allowance for loan losses	327,473	330,728	330,020
Short-term investments	1,991	4,610	951
Other investments	58,007	60,208	59,697
Deposits	260,768	258,196	274,165
Borrowings	125,214	127,885	109,510
Stockholders’ equity	25,809	29,023	29,308

Capital and Asset Quality Ratios and Other Data:
Stockholders’ equity to total assets	6.22%	6.95%	7.06%
Book value per share	$15.62	$17.63	$17.84

Non-performing assets to total assets	2.28%	2.89%	1.23%
Allowance for loan losses to loans	1.00%	1.01%	0.94%

Number of full-service offices	8	8	8

	Quarter Ended
	June 30, 2008	March 31, 2008	June 30, 2007
Consolidated Statement of Operations Data:
Total interest income	$5,784	$5,965	$6,102
Total interest expense	2,950	3,236	3,409

Net interest income	2,834	2,729	2,693
Provision for loan losses	3,875	265	105

Net interest income (loss), after provision for loan losses	(1,041)	2,464	2,588

Service charges and other income	468	404	424
Mortgage banking gains, net	10	20	55
Securities sale gains (loss), net	(39)	152	106

Total non-interest income	439	576	585

Total non-interest expense	3,248	3,002	2,874

Income (loss) before income tax expense (benefit)	(3,850)	38	299
Income tax expense (benefit)	(1,342)	(65)	39

Net income (loss)	$(2,508)	$103	$260

Earnings (loss) per share:
Basic	$(1.52)	$0.06	$0.16

Diluted	$(1.52)	$0.06	$0.16

Weighted average shares:
Basic	1,652,569	1,646,367	1,642,461

Diluted	1,652,569	1,652,592	1,664,118

Performance Ratios:
Annualized return on average assets	-2.41%	0.10%	0.25%
Annualized return on average equity	-34.39%	1.39%	3.50%
Net interest spread	2.50%	2.36%	2.29%
Net interest margin	2.89%	2.79%	2.78%

	Year Ended June 30,
	2008	2007
Consolidated Statement of Operations Data:
Total interest income	$23,708	$24,231
Total interest expense	12,987	13,243

Net interest income	10,721	10,988
Provision for loan losses	5,000	643

Net interest income, after provision for loan losses	5,721	10,345

Service charges and other income	1,793	1,574
Mortgage banking gains, net	41	163
Securities sale gains, net	313	378

Total non-interest income	2,147	2,115

Total non-interest expense	12,136	10,729

Income (loss) before income tax expense (benefit)	(4,268)	1,731
Income tax expense (benefit)	(1,619)	483

Net income (loss)	$(2,649)	$1,248

Earnings (loss) per share:
Basic	$(1.61)	$0.76

Diluted	$(1.61)	$0.75

Weighted average shares:
Basic	1,648,443	1,641,579

Diluted	1,648,443	1,662,481

Performance Ratios:
Annualized return on average assets	-0.64%	0.31%
Annualized return on average equity	-8.94%	4.28%
Net interest spread	2.33%	2.38%
Net interest margin	2.75%	2.86%